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                                                                    EXHIBIT 99.1

PSB GROUP, INC. ANNOUNCES

FIRST-QUARTER EARNINGS

Madison Heights, MI. April 24, 2007 - PSB Group, Inc., (OTCBB: PSBG), the bank holding company for Peoples State Bank, a Michigan state-chartered bank with offices in Wayne, Oakland, Macomb and Genesee Counties, today announced net income for the first quarter of 2007 was $902,000, or $.30 per average outstanding share, up 23% compared to $735,000, or $.24 per average outstanding share in the first quarter of 2006.

     Total assets as of March 31, 2007 were $504,808,000 compared to $495,428,000 on March 31, 2006. The lending portfolio totaled $409,246,000 as of March 31, 2007 compared to $371,371,000 at March 31, 2006, a 10% increase in loans. Deposits reached $449,764,000 on March 31, 2007 compared to $436,821,000 at the same time in 2006, representing 3% growth in total deposits.

     Michael J. Tierney, President & CEO, indicated that "Management of Peoples State Bank is continuing to work on revenue enhancement opportunities, while becoming a more efficient company. Our new branch offices have performed well and continue to exceed original growth expectations. New products recently introduced for the consumer market have been well received by the bank's customers. The bank will introduce new deposit products for the business market in June."

     Tierney went on to say "Peoples State Bank opened a new full-service branch office in Troy in January; we have another new office under construction in Grosse Pointe Woods, which we will open before year-end. This will be the premier banking facility serving the Grosse Pointes and St. Clair Shores."

     Mr. Tierney commented that "The bank's new management team is working hard to create value for our customers, communities and shareholders. Even though we face a difficult Michigan economy, we are still finding opportunities we can capitalize on."

     PSB Group, Inc. is a registered holding company. Its primary subsidiary, Peoples State Bank, currently serves the southeastern Michigan area with 12 full-service banking offices in Farmington Hills, Fenton, Grosse Pointe Woods, Hamtramck, Madison Heights, St. Clair Shores, Southfield, Sterling Heights, Troy and Warren. The bank has operated continuously under local ownership and management since it first opened for business in 1909.

     Universal Mortgage Corporation, a wholly-owned subsidiary of Peoples State Bank, originates residential mortgage loans in the southeastern Michigan area.

Contact: David A. Wilson
         Senior Vice President & CFO
         (248) 548-2900